                                                                    EXHIBIT 99.1

                             Contact:   Arthur Newman
                                        Chief Financial Officer
                                        (615) 301-3300
                                        ir@healthstream.com

                                        Media
                                        Mollie Elizabeth Condra
                                        Communications & Investor Relations
                                        (615) 301-3237
                                        mollie.condra@healthstream.com


                HEALTHSTREAM ANNOUNCES FIRST QUARTER 2004 RESULTS

HIGHLIGHTS:

o Record revenues of $4.9 million in first quarter 2004, up 11% over first quarter 2003
o Net loss of $0.4 million, reduced by $0.9 million (69%) over the same quarter in 2003
o  Positive cash flow (as measured by EBITDA) for third consecutive quarter
o 831,000 healthcare professional subscribers fully implemented on Internet-based learning network, up 8% from 770,000 in prior quarter
o Fourth Annual e-Learning Summit held with 392 healthcare education management attendees
o  HospitalDirect selected by leading medical device company
o Association of periOperative Registered Nurses (AORN) signs three-year contract for delivery of educational activities at the annual AORN Congress
o  HealthStream Learning Center awarded SCORM 1.2 certification


NASHVILLE, TENN. (APRIL 27, 2004)--HealthStream, Inc. (NASDAQ/NM: HSTM), a leading provider of learning solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2004.

FINANCIAL RESULTS:

FIRST QUARTER 2004 COMPARED TO FIRST QUARTER 2003

Revenues for the first quarter of 2004 increased by $500,000, or 11 percent, to $4.9 million, compared to $4.4 million for the first quarter of 2003. Revenue increases resulted from growth in the subscriber base of our HealthStream Learning Center(TM) of $420,000 and content development revenues of $350,000. These revenue increases were partially offset by lower maintenance fees related to our installed learning management products and declines in live event activities. The portion of revenues derived from our Internet-based subscription products increased to 60 percent for the first quarter of 2004 from 55 percent during the same quarter in 2003.

Gross margins (which we define as revenues less cost of revenues divided by revenues) declined from approximately 66 percent for the first quarter of 2003 to 62 percent in the first quarter of 2004. This decline is primarily a result of the change in product mix, primarily due to increased revenues from content development, which have lower gross margins than our Internet-based products, and personnel increases associated with our new Competency Compass and HospitalDirect products.

Net loss for the first quarter of 2004 was $0.4 million, or ($0.02) per share, compared to a loss of $1.4 million, or ($0.07) per share, for the first quarter of 2003. The improvement in net loss over the prior year quarter resulted from increased revenues (net of related cost of goods), reductions in product development and administrative personnel, and depreciation and amortization.


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EBITDA (which we define as loss before interest, taxes, depreciation, and amortization) improved to earnings of $17,000 for the first quarter of 2004, compared to a loss of $588,000 for the first quarter of 2003. This improvement is a result of the factors mentioned above, and marks the third consecutive quarter of positive cash flow, as measured by EBITDA.

OTHER FINANCIAL INDICATORS

At March 31, 2004, the Company had cash, investments, and related interest receivable of $16.8 million, compared to $18.0 million at December 31, 2003. This decline is primarily a result of approximately $0.7 million in capital expenditures and content purchases as well as an increase in accounts receivable. DSO (which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter) increased from approximately 48 days for the fourth quarter of 2003 to approximately 55 days for the first quarter of 2004. DSO and cash consumption increased due to pass-through expenses related to live events. Because of regulatory changes, certain pass-through expenses are now being paid by HealthStream and reimbursed by the commercial supporter, typically a medical device company.

HOSPITAL-BASED CUSTOMER CHANNEL (HCO) UPDATE

Our learning solutions are helping healthcare organizations improve their required regulatory training, while also offering an opportunity to train their employees in multiple clinical areas. In addition, our products are designed to improve knowledge of medical devices, thereby reducing organizational risks and improving patient safety.

At March 31, 2004, approximately 831,000 healthcare professionals were fully implemented to use our Internet-based HealthStream Learning Center for training and education. This number was up from approximately 770,000 at the end of the fourth quarter of 2003. Revenue recognition commences when a contract is fully implemented. The total number of contracted subscribers at March 31, 2004 was approximately 875,000, up from approximately 839,000 at the end of the fourth quarter of 2003. "Contracted subscribers" include both those already implemented (831,000) and those in the process of implementation (44,000).

To introduce the most cost-efficient entry point to our products, HealthStream launched HealthStream Express(TM), a streamlined, economy-scaled version of our platform in early January 2004. During the first quarter, 14 healthcare organizations, collectively representing 3,350 healthcare professionals, were fully implemented to use HealthStream Express for training and education. The time from contract signing to full implementation averages only 2 days for HealthStream Express, providing a rapid learning solution for healthcare organizations. Designed to meet a basic set of regulatory requirements, HealthStream Express is gaining momentum among healthcare organizations with less than 500 employees.

Our learning platform continues to receive industry recognition as "best in class." The HealthStream Learning Center was awarded SCORM 1.2 certification, the highest-attainable level of conformance with the Shareable Content Object Reference Model (SCORM) learning standard. Moreover, our system maintains a
99.97 percent uptime rate, ranking it in the highest category among all Internet-based providers of services. To further support our commitment to quality, HealthStream partnered with Nashville-based InFlow to operate a second, state-of-the-art data center and hosting facility during the first quarter of 2004.

A number of our HealthStream Learning Center customers' contracts have come up for renewal during the first quarter of 2004. We measure our renewal rates by both the number of customer accounts that are renewed and by the annual contract value renewed. For the quarter ended March 31, 2004, the account renewal rate was 80 percent and the annual contract renewal rate was 78 percent.

During the first quarter, Mobile Infirmary Medical Center found HealthStream's learning solution to be a superior alternative to their existing vendor's platform. Consequently, they adopted our complete learning solution, including the HealthStream Learning Center and Competency Compass(TM), for their 3,500 employees. As the largest non-governmental, not-for-profit hospital in Alabama, Mobile Infirmary Medical Center will utilize this powerful tool to identify staff competencies and track performance evaluations that, in turn, indicate potential areas for professional development.

In support of online learning in healthcare organizations, HealthStream held its fourth Annual e-Learning Summit for its existing and prospective customers on March 30 - April 2, 2004. Attended by a record 392 participants,



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representing 42 states, the Summit offered insight from thought leaders in healthcare education, provided updates on industry trends, and provided a forum for healthcare educators to exchange ideas with their peers. In all, 52 sessions were held, along with user group meetings and demonstration sessions.


PHARMACEUTICAL AND MEDICAL DEVICE CUSTOMER CHANNEL (PMD) UPDATE

HealthStream works with its pharmaceutical and medical device company customers to develop education initiatives that reach hospital-based healthcare professionals. Our innovative learning solutions are also used by these customers in their product launch plans and in support of their sales training efforts.

During the first quarter, HospitalDirect(TM) was selected by two medical device companies. HospitalDirect is our new software tool set that provides medical device companies a unique gateway into the nation's single largest network of hospitals on a common, online learning platform. Through HospitalDirect, just-in-time medical device refresher courses are available to clinical staff, providing updates of the latest advances in medical technology. One of the two customers, a leading medical device company, contracted for the delivery of training for six medical devices to hospital staff through HealthStream's learning network.

Also during the first quarter of 2004, a large medical device company entered into a two-year agreement with HealthStream to launch a comprehensive online training program, supporting the introduction of a major new medical device. The program is designed to train numerous physicians, clinical support staff, and the medical device company's employees over a two-year period, across all regions of the U.S.

Our association business continues to grow. Commercially supported by 45 pharmaceutical and medical device company customers, HealthStream offered 76 continuing education programs for OR nurses at the Association of periOperative Registered Nurses (AORN) Congress, held March 19-23, 2004 in San Diego, California. HealthStream's relationship with AORN was extended through a new agreement to continue providing education activities at their annual Congress for the next three years. Similarly, the Association for Professionals in Infection Control and Epidemiology (APIC) contracted with HealthStream for the delivery of continuing education courses at their upcoming Annual Educational Conference & International Meeting.

Also in the first quarter, the Accreditation Council for Continuing Medical Education (ACCME) reaccredited HealthStream as a provider of continuing medical education for another four-year term. Based on their evaluation of the quality of our services, HealthStream was awarded two exemplary ratings.


FINANCIAL EXPECTATIONS

Revenues for the second quarter of 2004 are expected to approximate $4.4 to $4.5 million, a decline of approximately $0.2 to $0.3 million over the same quarter in the prior year and approximately $0.4 to $0.5 million over the first quarter of 2004. While we expect continuing growth in our HealthStream Learning Center business, the live event business is expected to decline by approximately $0.4 million from levels achieved during the second quarter of 2003 and by $0.3 million over levels achieved during the first quarter of 2004.

Our live event business is expected to experience lower sales activity. Several of our PMD customers are taking a cautious position with respect to the Office of Inspector General (OIG)'s guidelines, which were issued in April 2003, and, subsequently, AdvaMed's "Code of Ethics for Interactions with Healthcare Professionals," approved in September 2003 and effective January 1, 2004. Collectively, these guidelines placed additional regulations on the commercial support of educational activities. Accordingly, we are lowering our live event business revenue expectations to approximately $2 million from our initial expectation of approximately $3 million. We expect improvement in revenues associated with content development, clinical education, and study guides as well as recurring HealthStream Learning Center revenues. As a result, we maintain our guidance that revenue growth for 2004 will approximate 8 to 12 percent.

We anticipate modest improvements in gross margin for the remainder of the year as a result of the changes in revenue mix. We expect product development expenses to increase slightly, while sales and marketing and general and administrative expenses will remain comparable with the first quarter of 2004. As a result of these changes, we



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expect results to approximate break even cash flow (as measured by EBITDA)
during the second quarter, and continue to achieve cash flow positive results for the remainder of the year.

Commenting on first quarter 2004 results, Robert A. Frist, Jr., chief executive officer, said, "Record quarterly revenues in our third consecutive quarter of positive cash flow (as measured by EBITDA) signify the momentum that HealthStream is gaining in the marketplace. In addition to new accounts, we are seeing more and more interest among healthcare organizations currently on our competitors' systems, as they discover the completeness of our solution. We believe the decision to switch to HealthStream is a testament to the value, depth of service, and understanding of healthcare that we deliver to hospitals."

A conference call with Robert A. Frist, Jr., chief executive officer, Arthur Newman, chief financial officer, and Susan Brownie, vice president of finance and corporate controller, will be held on Wednesday, April 28, 2004 at 10:00 a.m. (EDT). To listen to the conference, please dial 800-915-4836 if you are calling within the domestic U.S. If you are an international caller, please dial 973-317-5319. The conference may also be accessed online by going to http://www.healthstream.com/investors.htm for the simultaneous Webcast of the call, which will subsequently be available for replay.


ABOUT HEALTHSTREAM

HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Approximately 875,000 contracted healthcare professionals have selected the Internet-based HealthStream Learning Center(TM), HealthStream's learning platform. The Company's learning products and services are used by healthcare organizations to meet the full range of their training needs, while, concurrently, supporting business objectives. Once subscribed to the HealthStream Learning Center(TM), customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company's nationwide network of hospital customers. Nine of the top ten medical device companies and eight of the top ten pharmaceutical companies are among the organizations in HealthStream's growing customer base. (www.healthstream.com)

                               HEALTHSTREAM, INC.
                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        THREE MONTHS ENDED
                                                            MARCH 31,
                                                     -----------------------
                                                       2004           2003
                                                     --------       --------
Revenues                                             $  4,908       $  4,417

Operating expenses:
   Cost of revenues                                     1,890          1,496
   Product development                                    647            955
   Sales and marketing                                  1,157          1,129
   Depreciation and amortization                          488            896
   Other general and administrative                     1,195          1,423
                                                     --------       --------
      Total operating expenses                          5,377          5,899

Operating loss                                           (469)        (1,482)
   Other income, net                                       50            123
                                                     --------       --------
Net loss                                             $   (419)      $ (1,359)
                                                     ========       ========

Net loss per share:
Net loss per share, basic and diluted                $  (0.02)      $  (0.07)
                                                     ========       ========

Weighted average shares outstanding:
Basic and diluted                                      20,447         20,306
                                                     ========       ========

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


LOSS EXCLUDING CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE AND BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION, EBITDA(1):


                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                         ------------------
                                                                          2004        2003
                                                                         -------    -------
Net loss                                                                 $  (419)   $(1,359)
Interest income                                                              (55)      (129)
Interest expense                                                               3          4
Income taxes                                                                  --         --
Depreciation and amortization                                                488        896
                                                                         -------    -------
Income (loss) before interest, taxes, depreciation and amortization      $    17    $  (588)
                                                                         =======    =======


(1) In order to better assess the Company's financial results, management believes that EBITDA is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because EBITDA reflects net loss adjusted for non-cash and non-operating items. EBITDA is also used by many investors to assess the Company's results from current operations. EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles because EBITDA is not a measurement determined in accordance with general accepted accounting principles, it is susceptible to varying calculations. Accordingly, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

                               HEALTHSTREAM, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                       MARCH 31,    DECEMBER 31,
                                                                         2004          2003(1)
                                                                       --------     ------------
ASSETS
Current assets:
     Cash, short term investments and related interest receivable      $ 16,844       $ 18,021
     Accounts and unbilled receivables, net (2)                           3,604          3,090
     Prepaid and other current assets                                     1,145          1,045
                                                                       --------       --------
          Total current assets                                           21,593         22,156

Property and equipment, net                                               2,321          2,003
Goodwill and intangible assets, net                                       3,723          3,817
Other assets                                                                391            423
                                                                       --------       --------
          Total assets                                                 $ 28,028       $ 28,399
                                                                       ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable, accrued and other liabilities                   $  2,420       $  2,742
     Deferred revenue                                                     3,450          3,059
     Current portion of long-term liabilities                                22             39
                                                                       --------       --------
          Total current liabilities                                       5,892          5,840

Long-term liabilities, net of current portion                                --              1
                                                                       --------       --------
          Total liabilities                                               5,892          5,841

Shareholders' equity:
     Common stock                                                        91,417         91,417
     Accumulated deficit and other comprehensive income                 (69,281)       (68,859)
                                                                       --------       --------
          Total shareholders' equity                                     22,136         22,558

          Total liabilities and shareholders' equity                   $ 28,028       $ 28,399
                                                                       ========       ========


(1) Derived from audited financial statements contained in the Company's filing on Form 10-K for the year ended December 31, 2003.

(2) Includes unbilled receivables of $588 and $593 and other receivables of $33 and $14 at March 31, 2004 and December 31, 2003, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2004 that involve risks and uncertainties regarding HealthStream. These statements are based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The Company's preliminary financial results, while presented with numerical specificity, are forward-looking statements which are based on a variety of assumptions regarding the Company's operating performance that may not be realized, and which are subject to significant uncertainties and potential contingencies associated with the Company's year-end financial and accounting procedures and other matters referenced from time to time in the Company's filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.




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